Exhibit 10.4
NON-EMPLOYEE DIRECTOR STOCK APPRECIATION RIGHT AGREEMENT
MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and #ParticipantName+C# (“Director”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company’s Board of Directors (the “Board”), upon recommendation by the Human Resources and Compensation Committee (the “Committee”), awards certain fees to non-employee directors as described in Section 2.30 of the Plan; and

WHEREAS, the Director has elected to receive such fees in the form of a stock appreciation right award (“SAR” or “SARs”) as provided in Article 12 of the Plan.

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan which contains, among other things, a detailed description of the SAR provisions of the Plan. Director further acknowledges that Director has read the Prospectus and this Agreement and that the Director understands the provisions thereof.

2. Incorporation of Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of SARs. The Company hereby grants to Director as of the Grant Date SARs with respect to #QuantityGranted+C# shares of the Company's Class A Common Stock (the "SAR Shares"), subject to the terms and conditions of the Plan and Director's acceptance of this Agreement. Under this Agreement, upon exercising SARs, and subject to satisfying the conditions for exercising SARs as set forth in paragraphs 5 and 6 below, Director shall receive a number of shares of Class A Common Stock of the Company equal to the number of SAR Shares that are being exercised under such SARs multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value.

4. Base Value and Final Value. Subject to Paragraph 9 hereof, the Base Value per share of the SAR Shares is #GrantPrice+C# and the Final Value is the market price of a share of Class A Common Stock of the Company at the time the SARs are exercised, as quoted on the NASDAQ Global Select Market or other established stock exchange on which the Class A Common Stock of the Company is then-listed.

5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised prior to the first exercisable date below (the "waiting period"). Following the waiting period, the SAR Shares may be exercised commencing on #firstexercisedate#. To the extent that the SARs are not exercised by Director when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SARs shall not be exercisable after the expiration of ten (10) years from the Grant Date (the “Final Expiration Date”) or sooner as set forth in paragraph 7, if applicable. Exercise of the SARs shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Director by the Company.

6. Method of Exercising SARs. To exercise the SARs, the person entitled to exercise the SARs must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of SAR Shares with respect to which the SARs are being exercised. The SARs may be exercised by undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise, the Company shall provide confirmation from the Plan recordkeeper that the transfer agent for the common stock of the Company is holding shares for the account of such person in a certificateless account. The exercise of the SARs may be made by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law.

7. Effect of Termination of Status as Director. If Director ceases to be a Director of the Company for any reason except death, the SARs will continue to be exercisable until the expiration of such SARs in accordance with its original term. In the event of the death of Director, the SARs shall be exercisable by Director’s personal representative, heirs or legatees at any time prior to the expiration of one year from the date of the death of Director, but in no event after the term for which the SARs were granted.

8. Recapitalization or Reorganization. Certain events affecting the Class A Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the SAR or limit the remaining term over which the SAR may be exercised, as determined pursuant to Section 4.3 of the Plan.

9. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SARs or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SARs.

10. Rights as a Shareholder. Director shall have no rights as a shareholder with respect to any SAR Shares covered by the SARs granted hereby until the date of acquisition by Director of such SAR Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

11. Non-Assignability. The SARs shall not be assignable or transferable by Director except by will or by the laws of descent and distribution. During Director's lifetime, the SARs may be exercised only by Director or, in the event of incompetence, by Director's legally appointed guardian.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 7 above and the provisions of the Plan, to the personal representatives, legatees and heirs of Director.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	DIRECTOR

#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically

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